Exhibit 99.1

Autoliv Improves Sales Reporting Format

(Stockholm, April 11, 2011) – – – Due to Autoliv’s (NYSE: ALV and SSE: ALIV) rapidly growing sales in both China and for active safety products, the Company will begin to report sales by five regions instead of four and sales by three product lines instead of two. The new, more detailed, reporting format will become effective in Autoliv’s next quarterly report for the quarter ended March 31, which is expected to be published on April 20, 2011.

To assist securities analysts, investors, media and others who follow Autoliv, today the Company releases its historical sales figures using its new reporting format.

Historically, Autoliv has reported sales by market using four regions: Europe, North America, Japan and The Rest of the World (RoW). For many years, sales in the Rest of the World were small. However, last year, this region accounted for almost a quarter of the Company’s global sales, of which the Chinese market alone accounted for 11 percentage points.

As a result of this change in the distribution of its sales, Autoliv will start using the following five regions when reporting sales by market:

•	Europe (including Russia and Turkey, as well as the Company’s subsidiaries in South Africa and Tunisia which report to the President of Autoliv Europe,)

•	Americas (including North and South America)

•	China

•	Japan

•	Rest of Asia (RoA)

In addition, due to the strong order intake for radar, night vision products and other active safety systems, Autoliv will start reporting sales separately for active safety products. The addition of this separate line item in the income statement as a component of net sales will begin in the quarterly report for the quarter ended March 31, 2011. Sales of electronic control units (ECUs) and other electronic products for passive safety will continue to be included in the sales of airbag products.

We have attached a spreadsheet providing historical sales data according to the new reporting format for “Sales by Region” and “Sales by Product”. The spreadsheet will also be available on our web site (www.autoliv.com).

Inquiries:

Mats Wallin, CFO & V.P. Finance. Tel +46-8-587 20 619

About Autoliv

Autoliv Inc., the worldwide leader in automotive safety systems, develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures, Autoliv has 80 facilities with more than 43,000 employees in 29 countries. In addition, the Company has ten technical centers in nine countries around the world, with 21 test tracks, more than any other automotive safety supplier. Sales in 2010 grew to by 40% to nearly US $7.2 billion. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the OMX Nordic Exchange in Stockholm (ALIV sdb). For more information about Autoliv, please visit our company website at www.autoliv.com.

Safe Harbor Statement

This release contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). All such statements are based upon our current expectations and various assumptions, and apply only as of the date of this report. Our expectations and beliefs are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that forward-looking statements will materialize or prove to be correct. Because such statements involve risks and uncertainties, the outcome could differ materially from those set out in the statements. For a summary of such risk factors, please refer to our latest 10-K filed with the SEC. Except for our ongoing obligation to disclose information under law, we undertake no obligation to update publicly any forward-looking statements whether as a result of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the PSLRA.